EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 10, 2011 (except for Note P, which is as of November 1, 2011), with respect to the consolidated financial statements included in the current report of GMX Resources Inc. on Form 8-K filed on January 20, 2012, for the year ended December 31, 2010. We hereby consent to the incorporation by reference of said report in the Registration Statements of GMX Resources Inc. on Forms S-3 (File Nos. 333-150368, effective April 21, 2008; 333-171521, effective January 14, 2011; 333-173130, effective April 8, 2011; and 333-175157, effective November 8, 2011), Forms S-4 (File No. 333-177650, effective January 13, 2012) and Forms S-8 (File Nos. 333-150356, effective April 21, 2008; 333-151916, effective June 25, 2008; and 333-167582, effective June 17, 2010).

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma

January 20, 2012